Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From, Inc. Reports 2017 Second Quarter Financial Results

Second quarter revenue up 25% year over year to $3.5 million from $2.8 million

Six-month revenue up 25% year over year to $6.6 million from $5.2 million

Net income of $62,400 in Q2, $177,800 YTD

Adjusted EBITDA of $320,500 in Q2, $757,400 YTD

YTD cash generated from operations of $789,500

$3.8 million in cash, cash equivalents and short-term investments; 2.7:1 current ratio; no long-term debt

Re-opening of Chinese beef market triggers increased demand for source and age verification from cattle producers

CASTLE ROCK, Colo. – August 3, 2017 – Where Food Comes From, Inc. (WFCF) (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced its 2017 second quarter and six-month financial results.

“We’re pleased with our second quarter and year-to-date results, which are highlighted by continued profitability and a combination of organic and M&A growth,” said John Saunders, Chairman and CEO. “On the organic side, we continue to drive growth in our verification business through our expanded solutions portfolio and unique ability to bundle multiple audits. In addition, China’s recent decision to re-open its markets to U.S. beef imports has resulted in an increase in beef producers contracting for our source and age verification and Non-Hormone Treated Cattle (NHTC) programs. We expect this trend to gain momentum as China is the world’s second largest but fastest growing consumer of beef, and U.S. producers are eager to fill that growing demand.

“On the M&A side, our highly strategic year-end acquisition of SureHarvest resulted in a further diversification of our service mix and opportunities for cross selling that are now beginning to pay off in terms of new customer acquisition,” Saunders added. “More recently we closed on the purchase of A Bee Organic, which added more than 100 customers and strengthened our organic certification capabilities in the areas of in-ground organic crops, livestock, and eggs, and added new expertise in the areas of hydroponic and aquaponic crops and honey bee farms. We continue to evaluate strategic acquisition opportunities that can add new customers, strengthen our capabilities and create additional value for our stockholders.”

Second Quarter Results

Second quarter revenue increased 25% to $3.5 million from $2.8 million in the same quarter last year. Verification and certification services revenue increased 13% to $2.9 million from $2.6 million, reflecting the addition of new customers and the positive impact of services bundling. Product revenue, consisting of cattle RFID tags, increased 45% to $295,600 from $204,500 due to the addition of new cattle verification customers and the impact of China opening its markets to US beef. Software license, maintenance and support revenue and consulting service revenue – new revenue segments for the Company following the December 2016 acquisition of SureHarvest – contributed $130,200 and $150,900, respectively, versus no revenue in those segments in the year-ago second quarter.

Gross profit in the second quarter increased 21% year over year to $1.6 million from $1.3 million. Gross margin declined to 45.4% from 47.1% year over year as a result of the acquisition of the SureHarvest business, which contributes lower margins than the Company’s core verification solutions. Selling, general and administrative expense increased 60% to $1.7 million from $1.1 million year over year due to expansion activities, including the impact of M&A and the move into a larger corporate headquarters capable of accommodating anticipated growth.

The Company reported second quarter net income attributable to Where Food Comes From, Inc. of $62,400, or less than one cent per share, compared with net income of $169,600, or $0.01 per share, a year ago. Adjusted EBITDA declined slightly year over year to $320,500 from $346,200.

Six Month Results

Revenue for the first six months of 2017 increased 25% to $6.6 million from $5.2 million in the same period last year. Verification and certification services revenue increased 15% to $5.5 million from $4.8 million year over year. Product revenue increased 13% to $539,000. Software license, maintenance and support and consulting services contributed $289,500 and $267,700, respectively.

Gross profit in the first half of 2017 increased 21% to $3.1 million from $2.5 million a year ago. Gross margin was 46.4%, down from 48.1% the same period last year. Selling, general and administrative expense increased 46% to $3.2 million from $2.2 million year.

Net income attributable to Where Food Comes From, Inc. in the first half was $177,800, or $0.01 per share, compared with $256,900, or $0.01 per share, in 2016. Adjusted EBITDA was $757,400, up 31% from $578,000 in the first half of 2016.

The Company generated $789,500 in net cash from operations through the first six months of 2017, up slightly year over year from $765,800.

Balance Sheet

The Company’s cash, cash equivalents and short-term investments balance at June 30, 2017, increased 19% to $3.8 million from $3.2 million at 2016 year-end. Working capital was $3.6 million and the current ratio was 2.7:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13667587

Phone replay:

A telephone replay of the conference call will be available through August 17, 2017, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13667587

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 12,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about the Company’s ability to continue producing financial results similar to those described in this press release; the Company’s ability to capitalize on organic and M&A expansion opportunities; build shareholder value; continue momentum in verifications for beef exports to China; continue to expand its capabilities; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the second quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017		2016	2017	2016
Revenues
Verification and certification services		$2,925,298	$2,595,085	$5,479,933	$4,769,802
Product sales		295,640	204,517	538,906	475,592
Software license, maintenance and support		130,234	—	289,498	—
Consulting service		150,910	—	267,693	—
Total revenue		3,502,082	2,799,602	6,576,030	5,245,394
Costs of revenue
Labor and other costs of services		1,639,986	1,341,959	2,969,969	2,451,096
Cost of Products		179,133	140,064	332,999	269,563
Costs of software license, maintenance and support services		92,775	—	220,237	—
Total costs of revenue		1,911,894	1,482,023	3,523,205	2,720,659
Gross profit		1,590,188	1,317,579	3,052,825	2,524,735
Selling, general and administrative expenses		1,711,020	1,069,216	3,181,849	2,172,378
Income (loss) from operations		(120,832)	248,363	(129,024)	352,357
Other expense (income):
Interest expense		154	402	316	697
Other income, net		(7,970)	(1,683)	(9,298)	(3,614)
Income (loss) before income taxes		(113,016)	249,644	(120,042)	355,274
Income tax expense (benefit)		(52,000)	80,000	(49,000)	129,950
Net income (loss)		(61,016)	169,644	(71,042)	225,324
Net loss attributable to non-controlling interest		123,387	—	248,792	31,605
Net income attributable to Where Food Comes From, Inc.		$62,371	$169,644	$177,750	$256,929
Net income per share:
Basic	$	*	$0.01	$0.01	$0.01
Diluted	$	*	$0.01	$0.01	$0.01
Weighted average number of commonshares outstanding:
Basic		24,664,882	23,854,451	24,656,398	23,803,657
Diluted		24,822,563	24,006,266	24,802,564	23,952,935

* Less than $0.01 per share

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Income	$62,371	$169,644	$177,750	$256,929
Adjustments to EBITDA:
Interest expense	154	402	316	697
Income tax expense (benefit)	(52,000)	80,000	(49,000)	129,950
Depreciation and amortization	210,994	68,931	420,915	133,556
EBITDA*	221,519	318,977	549,981	521,132
Adjustments:
Stock-based compensation	44,413	27,215	89,470	56,827
Cost of acquisition	54,600	—	117,944	—
Adjusted EBITDA*	$320,532	$346,192	$757,395	$577,959

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,088,397	$2,489,985
Accounts receivable, net	1,472,967	1,344,646
Short-term investments	740,388	733,104
Prepaid expenses and other current assets	393,112	203,744
Total current assets	5,694,864	4,771,479
Property and equipment, net	1,091,386	1,229,350
Intangible and other assets, net	4,214,061	4,228,228
Goodwill	2,652,250	2,652,250
Deferred tax assets	32,560	—
Total assets	$13,685,121	$12,881,307
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$428,598	$333,784
Accrued expenses and other current liabilities	580,852	480,047
Customer deposits and deferred revenue	1,066,372	524,396
Current portion of capital lease obligations	4,135	4,067
Total current liabilities	2,079,957	1,342,294
Capital lease obligations, net of current portion	13,650	15,735
Lease incentive obligation	152,607	158,025
Deferred tax liabilities	—	49,440
Total liabilities	2,246,214	1,565,494
Contingently redeemable non-controlling interest	1,639,343	1,888,135
Stockholders’ equity:
Common stock	24,958	24,890
Additional paid-in capital	10,273,388	10,052,597
Treasury stock	(551,615)	(524,892)
Retained earnings (accumulated deficit)	52,833	(124,917)
Total Equity	9,799,564	9,427,678
Total liabilities and stockholders’ equity	$13,685,121	$12,881,307